Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated April 24, 2012, with respect to the statements of revenues and direct operating expenses of working and revenue interests of certain oil and gas properties owned by Gulfport Energy Corporation included in Form S-1 (file number 333-187857) of Diamondback Energy, Inc., incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
May 15, 2013